EXHIBIT 99.3

                       UNITED STATES CELLULAR CORPORATION
                   1998 TECHNICAL ASSOCIATE RETENTION PROGRAM



                                    ARTICLE I
                                    PURPOSES
                                    --------
                  The purposes of the 1998 Technical Associate Retention Program (the "Program") of United States Cellular Corporation, a Delaware corporation (the "Company"), are to align the interests of the Company's stockholders and its employees with technological skills which are critical to the Company's long-term success by increasing the proprietary interest of such employees in the Company's growth and success and to advance the interests of the Company by attracting and retaining other qualified individuals with similar skills.

                                   ARTICLE II
                                   DEFINITIONS
                                   -----------
                  For purposes of the Program, the following capitalized terms shall have the meanings set forth in this Article.

                  2.1 "Affiliate" shall mean TDS or any other corporation which owns directly or indirectly at least 50% of the outstanding stock of the Company or the combined voting power of such outstanding stock or a corporation at least 50% of whose outstanding stock or the combined voting power of such outstanding stock is owned directly or indirectly by TDS or by the Company.

                  2.2 "Board" shall mean the Board of Directors of the Company.

                  2.3 "Common Stock" shall mean the class of shares designated as "Common Shares" in the Articles of Incorporation of the Company.

                  2.4 "Disability" shall mean a total physical disability which, in the Committee's judgment, prevents an Eligible Employee from performing substantially such Eligible Employee's employment duties and responsibilities for a continuous period of at least six months.

                  2.5 "Eligible Employee" shall mean an individual who (i) is an employee of the Company or any Affiliate on the date a Restricted Stock Award is to be granted, (ii) is not participating in any other bonus plan, (iii) was a Technical Employee for at least one full quarter during the Performance Year with respect to which the Restricted Stock Award is to be granted and (iv) is selected by the Committee, in its sole discretion, to participate in the Program.

                  2.6 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  2.7 "Fair Market Value" of a share of Stock subject to a Restricted Stock Award shall mean the closing sale price of the share of Stock on the principal national stock exchange on which the Stock is traded on its first trading day in March of the year following the Performance Year with respect to which the Restricted Stock Award is granted.

                  2.8 "Performance Year" shall mean 1998, 1999 and 2000, as the context requires.

                  2.9 "Restricted Stock" shall mean shares of Stock that are subject to a Restriction Period.

                  2.10   "Restricted   Stock  Award"  shall  mean  an  award  of
Restricted Stock under the Program.

                  2.11 "Restriction Period" shall mean the period designated by the Committee during which the Restricted Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Program.

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                  2.12  "Stock"  shall mean  Common  Stock and any other  equity security which (i) is designated by the Board to be available for awards under the Program or (ii) becomes available for awards under the Program by reason of a conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, spin-off or other similar change in capitalization or event or any distribution to holders of shares of Common Stock.

                  2.13 "Tax Date"  shall have the  meaning  set forth in Section
5.5.

                  2.14 "TDS" shall mean Telephone and Data Systems, Inc., an Iowa corporation.

                  2.15 "Technical Employee" shall mean an employee performing technical services in the Engineering, Network Planning, Network Services and Network Operations divisions of the Company.

                                   ARTICLE III
                                 ADMINISTRATION
                                 --------------
                  The Program shall be administered by the Senior Vice President of Engineering and Vice President of Human Resources of the Company (the "Committee"). Subject to the terms of the Program and the Schedule attached hereto, the Committee shall determine the number of shares of Restricted Stock subject to each Restricted Stock Award. The Committee shall interpret the Program and establish rules and regulations for the administration of the Program and may impose, incidental to the grant of a Restricted Stock Award, conditions with respect to the award, including conditions with respect to competitive employment or other activities. All determinations, interpretations, rules and regulations made by the Committee shall be subject to the approval of the President of the Company and to the further approval of the President of TDS, and after such approvals, shall be conclusive and binding on all parties.

                  The Committee may delegate some or all of its power and authority hereunder to other officers of the Company as the Committee deems appropriate.

                  No member of the Board or Committee, and none of the President of the Company, the President of TDS nor any officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Program in good faith, and the members of the Board and Committee and such Presidents and other officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law and under any directors' or officers' liability insurance that may be in effect from time to time.

                                   ARTICLE IV
                             RESTRICTED STOCK AWARDS
                             -----------------------
                  4.1  Selection of Eligible  Employees for Awards and Number of
Shares Subject to Awards. (a) In General. As soon as practicable after the end of each Performance Year, the Director of Engineering, the Director of Network Planning, the Director of Network Services and the Directors of Network Operations of the Company shall assess the performance of the Eligible Employees for such Performance Year and shall recommend to the Committee the grant of a Restricted Stock Award to each such Eligible Employee whose performance for such Performance Year was assessed by such Directors as outstanding, commendable or fully competent, as described in the Schedule attached hereto. After the review of and any modification to the recommended awards which are made by the Committee, the Committee shall submit for approval to the President of the Company and the President of TDS the Restricted Stock Awards to be granted to such Eligible Employees. The Restricted Stock Award granted to each such Eligible Employee shall be with respect to that number of whole shares of Stock with an aggregate Fair Market Value equal to a certain percentage of the Eligible Employee's base salary on the July 1 of such Performance Year, with such percentage based upon such Eligible Employee's assessed level of performance during the Performance Year. The Schedule attached hereto sets forth the applicable percentage of base salary for each performance level for each Performance Year. If the percentage of an Eligible Employee's base salary would otherwise result in any fractional share being subject to a Restricted Stock Award, the number of shares subject to the award shall be rounded to the next highest whole number of shares.

                  (b) Proration of Awards. If an Eligible Employee was a Technical Employee during only a portion of a Performance Year, the number of shares of Restricted Stock subject to his or her award for such Performance Year shall

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be determined  by  multiplying  the number of shares of  Restricted  Stock which would have been subject to his or her award if the Eligible Employee had been a Technical Employee for all of the Performance Year by a fraction, the numerator of which is the number of calendar quarters of such Performance Year in which such Eligible Employee was a Technical Employee and the denominator of which is four, except that in the case of an Eligible Employee who became a Technical Employee during such Performance Year, the first calendar quarter shall not be included in the numerator unless the Eligible Employee was a Technical Employee throughout such calendar quarter.

                  4.2 Terms of Restricted Stock Awards. (a) In General. Restricted Stock Awards shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of the Program, as the Committee, the President of the Company or the President of TDS shall deem advisable.

                  (b) Share Certificates. During the Restriction Period, a certificate or certificates representing a Restricted Stock Award shall be registered in the name of the Eligible Employee who was granted the award and shall bear a legend, in addition to any legend which may be required pursuant to
Section 5.6, indicating that the ownership of the shares of Stock represented by such certificate is subject to the restrictions, terms and conditions of the Program. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which would permit transfer to the Company of all or a portion of the shares of Stock subject to the Restricted Stock Award in the event such award is forfeited. Subject to the Company's right to require payment of any taxes in accordance with Section 5.5, a certificate or certificates evidencing ownership of the requisite number of shares of Stock shall be delivered to the Eligible Employee upon termination of the Restriction Period.

                  (c) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in this Program or determined by the Committee at the time a Restricted Stock Award is granted, and subject to the terms and conditions of a Restricted Stock Award, the holder of such an award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment of the Company; provided, however, that any dividend or other distribution with respect to shares of Stock subject to a Restriction Period shall be deposited with the Company and shall be subject to the same restrictions as the shares of Stock with respect to which such dividend or other distribution was made, unless the Restricted Stock Award provides otherwise.

                  (d) Termination of Restriction Period. Except as otherwise provided in this Section 4.2, the termination of the Restriction Period with respect to a Restricted Stock Award shall occur on the earliest of: (i) April 1, 2001 or (ii) the date of the termination of employment with the Company or Affiliate of the Eligible Employee who was granted such award.

                  (e) Cancellation of Award Upon Certain Terminations of Employment. Notwithstanding Section 4.2(d), if an Eligible Employee's employment terminates prior to April 1, 2001 for a reason other than Disability, retirement on or after attainment of age 65 or death, the Restricted Stock Award shall be forfeited and canceled by the Company.

                  (f) Forfeiture of Award Upon Competition with Company or any Affiliate or Misappropriation of Confidential Information. Notwithstanding any other provision in the Program, any Restricted Stock subject to a Restricted Stock Award and granted to an Eligible Employee hereunder shall be immediately forfeited as of any date on which such Eligible Employee (i) enters into competition with the Company or an Affiliate or (ii) misappropriates confidential information of the Company or an Affiliate, as determined by the Committee in its sole discretion.

                  For purposes of the preceding sentence, an Eligible Employee shall be treated as entering into competition with the Company or an Affiliate if such Eligible Employee (i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of the Company or an Affiliate or any prospective customer which has been contacted or solicited by or on behalf of the Company or an Affiliate for the purpose of soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of the Company or an Affiliate or (ii) otherwise competes with the Company or an Affiliate in any manner or otherwise engages in the business of the Company or an Affiliate.

                  An Eligible Employee shall be treated as misappropriating confidential information of the Company or an Affiliate if such Eligible Employee (i) uses confidential information (as described below) for the benefit of anyone other than the Company or such Affiliate, as the case may be, or discloses the confidential information to anyone not authorized by the Company or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment, makes any summaries of, takes any notes with respect to, or memorizes any information or takes any confidential information

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or  reproductions  thereof from the facilities of the Company or an Affiliate or
(iii) upon termination of employment or upon the request of the Company or an Affiliate, fails to return all confidential information then in the Eligible Employee's possession. "Confidential information" shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs and other material embodying trade secrets or confidential technical, business or financial information of the Company or an Affiliate.

                  (g) Change in Control. Notwithstanding any other provision in the Program, in the event of either (i) a "Change in Control," as defined below or (ii) a "change in control" within the meaning of the Telephone and Data Systems, Inc. 1994 Long-Term Incentive Plan at a time when TDS owns directly or indirectly at least 50% of either the outstanding stock of the Company or the combined voting power of such stock, the Board may, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation, causing the Restriction Period of such awards to terminate immediately. For purposes of this Section 4.2(g), a "Change in Control" shall mean:

                  (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally on matters (without regard to the election of directors) (the "Outstanding Voting Securities"), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate, (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
         (iii) of subsection (3) of this Section 4.2(g) or (v) any acquisition by the following persons: (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child, (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the persons described in clauses (A)-(C), (E) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A)-(C) or their lineal descendants or (F) the voting trust which expires on June 30, 2009, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such persons, collectively, the "Exempted Persons");

                  (2) individuals who, as of January 1, 1998, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to January 1, 1998, and whose election or nomination for election by the Company's stockholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

                  (3) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 51% of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company's assets) which are entitled to vote generally on matters (without regard to the election of directors), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons and
         (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 25% or more of the

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         combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board
         of  directors  of  the   corporation   resulting  from  such  Corporate
         Transaction; or

                  (4) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

                                    ARTICLE V
                               GENERAL PROVISIONS
                               ------------------
                  5.1 Effective Date and Term of Program. The Program shall be effective as of January 1, 1998. The Program shall terminate in 2001 after the Restricted Stock Awards for the 2000 Performance Year have been determined and granted, unless the Program is terminated earlier by the Board. Termination of the Program shall not affect the terms or conditions of any Restricted Stock Award granted prior to the Program's termination.

                  5.2 Shares  Available.  Subject to  adjustment  as provided in
Section 5.7 of the Program, 100,000 shares of Common Stock initially shall be available under the Program, and at any other time the number of shares available under the Program shall be such number, reduced by the sum of the aggregate number of shares of Common Stock which are issued pursuant to outstanding Restricted Stock Awards. To the extent that a Restricted Stock Award is forfeited, the shares of Stock subject to such forfeited portion of such award shall again be available under the Program. Shares of Stock to be delivered under the Program shall be made available from authorized and unissued shares of Stock, or authorized and issued shares of Stock reacquired and held as treasury shares or otherwise or a combination thereof.

                  5.3 Amendments. The Board may amend the Program as it shall deem advisable. No amendment may impair the rights of a holder of an outstanding Restricted Stock Award without the consent of such holder.

                  5.4 Transferability. No share of Restricted Stock subject to a Restricted Stock Award shall be transferrable other than (a) by will or the laws of descent and distribution or (b) pursuant to a beneficiary designation effective on the Eligible Employee's death. Except as permitted by the preceding sentence, no share of Restricted Stock subject to a Restricted Stock Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by an Eligible Employee granted a Restricted Stock Award to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any share of Restricted Stock, the Restricted Stock Award and all rights thereunder shall immediately become null and void.

                  5.5 Tax Withholding. The Company shall have the right to require, prior to the delivery of any shares of Stock or the payment of any cash pursuant to a Restricted Stock Award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award ("Required Tax Payments"). Subject to approval by the Committee, the holder of an award may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company, (b) delivery to the Company of previously owned whole shares of Stock (which the holder has held for at least six months prior to the delivery of such shares of Stock or which the holder purchased on the open market and for which the holder has good title, free and clear of all liens and encumbrances) the aggregate fair market value of which shall be determined as of the date the obligation to withhold or pay taxes arises in connection with the Award (the "Tax Date"), (c) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered or to withhold an amount of cash which would otherwise be payable to the holder pursuant to the Award the aggregate fair market value of which shall be determined as of the Tax Date, (d) a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (e) any combination of (a), (b) and (c). If the holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, withhold whole shares of Stock which would otherwise be delivered or withhold an amount of cash which would otherwise be payable to the holder pursuant to the Award, provided that the fair market value of shares of Stock or the amount of cash withheld is equal to the Required Tax Payments. Shares of Stock to be delivered or withheld may not have an aggregate fair market value in excess of the minimum amount required to be withheld. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.


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                  5.6  Restrictions on Shares.  Each Restricted Stock Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Stock subject to such award upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Stock delivered pursuant to any Restricted Stock Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  5.7 Adjustment. In the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination of shares in a reverse stock split or other similar event, the number and class of securities available under the Program, and the number and class of securities subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company. To the extent that any adjustment under this Section 5.7 entitles an Eligible Employee to receive any additional shares of Stock or other securities, the shares of Stock available under the Program shall be deemed to include such additional shares of Stock and other securities. If any such adjustment would result in a fractional security being available under the Program, such fractional security shall be disregarded. If any such adjustment would result in a fractional security being subject to an outstanding Restricted Stock Award, the Company shall pay the holder of such award, in connection with the first vesting of such award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the fair market value on the vesting date over (B) the purchase price, if any, of such security. Any determination made by the Company under this Section 5.7 shall be final, binding and conclusive.

                  5.8 No Right of Participation or Employment. No person shall have any right to participate in the Program. Neither the Program nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any Affiliate or affect in any manner the right of the Company or any Affiliate to terminate the employment of any person at any time without liability hereunder.

                  5.9 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

                  5.10 Governing Law. The Program and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Internal Revenue Code of 1986, as amended or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

                  5.11 Severability. If a provision of the Program shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Program and the Program shall be construed and enforced as if the illegal or invalid provision had not been included in the Program.

                                       SCHEDULE
                                       --------
================================================================================
                               Performance Levels and Salary Percentages
     Performance       =========================================================
         Year             U      BC      FC      FC+       C       C+        O
================================================================================
         1998             0%     0%     7.5%    11.5%     15%      20%      25%
         1999             0%     0%     7.5%    11.5%     15%      20%      25%
         2000             0%     0%     7.5%    11.5%     15%      20%      25%
     3 Year Total         0%     0%    22.5%    34.5%     45%      60%      75%
================================================================================


Description of Performance Levels
---------------------------------

"O" Outstanding:           Consistently achieves results far beyond performance
---------------            expectations.

"C" Commendable:           Consistently meets performance expectations and
---------------            occasionally achieves results beyond
                           performance expectations.

"FC" Fully Competent:      Consistently meets performance expectations.
--------------------
"BC" Below Competent:      Frequently approaches, but does not consistently meet
--------------------       performance expectations.

"U" Unsatisfactory:        Consistently falls short of performance expectations.
------------------


                                      -13-

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